Exhibit (d)(10)

Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of April 1, 2015, between

FMR Co., Inc.

and

FMR Investment Management (U.K.) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Hanover Street Trust	Fidelity Emerging Markets Debt Central Fund	Equity	01/19/2011

Agreed and Accepted

as of April 1, 2015

FMR Co., Inc.	FMR Investment Management (U.K.) Limited

By:

/s/William E. Dailey

By:

/s/Mark Flaherty

Name:

William E. Dailey

Name:

Mark Flaherty

Title:

Treasurer

Title:

Director